Exhibit 12.1
Ratio of Earnings to Fixed Charges
Ball Corporation and Subsidiaries
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
-------------------------------------------    ----------    ----------    ----------    ----------    ----------
(dollars in millions)                             1999          1998          1997          1996          1995
-------------------------------------------    ----------    ----------    ----------    ----------    ----------
Earnings from continuing operations before
taxes                                           $ 171.2       $  27.3       $  85.9       $  29.6       $  76.9
Plus:
   Interest expensed and capitalized              109.6          80.9          57.9          45.4          41.3
   Interest expense within rent                    24.5          15.4          12.7           9.1           5.6
   Amortization of capitalized interest             3.1           2.1           2.6           2.1           1.9
   Distributed income of equity investees
                                                    1.5           2.5           6.9           -             0.4
Less:
   Interest capitalized                            (2.0)         (2.3)         (4.4)         (6.6)         (3.5)
                                               ----------    ----------    ----------    ----------    ----------

   Adjusted earnings                              307.9         125.9         161.6          79.6         122.6

Fixed charges (1)                                 134.1          96.3          70.6          54.5          46.9

Ratio of earnings to fixed charges                 2.3x          1.3x          2.3x          1.5x          2.6x
-------------------------------------------    ----------    ----------    ----------    ----------    ----------
(1) Fixed  charges  include  interest  expensed  and  capitalized  as well as interest expense within rent.
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